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                                                                    EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Pre-Effective Amendment No. 1 to Registration Statement (No. 333-29573) on Form S-4 of our report, which includes an explanatory paragraph which relates to the Company's ability to continue as a going concern, dated May 13, 1997, except for Notes 5 and 15 as to which the date is June 3, 1997, on our audits of the financial statements of EyeSys Technologies, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."


                                         COOPERS & LYBRAND L.L.P.

Houston, Texas
August 7, 1997